FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  January, 1996


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811









Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           January, 1996


Items 1 through 4.  Not applicable.

Item 5.   Other Material Events

     Maine Yankee

     Reference is made to the Company's Form 10-K dated March 29, 1995,
Part I, "Subsidiaries and Affiliated Companies," and Form 10-Q dated November 13, 1995, in which the Company reported that Maine Yankee was experiencing degradation of its steam generator tubes in the form of circumferential cracking. During the refueling-and-maintenance shutdown that started in early February of 1995, Maine Yankee detected an increased rate of degradation of the Plant's steam generator tubes in excess of the number expected and started evaluating several courses of action. The Company owns 5% of the Common Stock of Maine Yankee. In 1994, when the Plant operated for the entire year, Maine Yankee provided 43.3% of the Company's power requirements.

     On May 22, 1995, the Maine Yankee Board of Directors approved a plan to repair these tubes using welded sleeves. Sleeving involves the inserting of a tube of slightly smaller diameter into the defective tube. The sleeve is welded in place and acts as a new tube. Sleeving is a proven technology and has been used at other nuclear facilities.
In addition to the extensive technical analysis on the steam generators performed by the Maine Yankee technical staff, two independent studies on the overall condition of the plant were also undertaken. Both studies concluded that the overall mechanical condition of the plant was very good.

     The sleeving of the steam generator tubes was not completed until mid-December of 1995, and will cost an estimated $27 million, with the Company's share being approximately $1.3 million. During 1995, while Maine Yankee was out of service, the Company incurred additional replacement power costs of approximately $5.7 million. As more fully explained in the Form 10-Q dated November 13, 1995, the Maine Public Utilities Commission (MPUC) approved a multi-year rate plan for the Company. As an element of the rate plan, the Company eliminated the fuel adjustment clause except for the cost of power purchased from the Wheelabrator-Sherman Energy Company, an independent power producer. As part of the Plan, $3.5 million of the replacement power costs associated with the Maine Yankee outage was written off in 1995, $500,000 will be amortized over the four-year rate plan period, and an estimated $2 million will be deferred until 2000. The rate plan also includes a mechanism to handle similar unexpected Maine Yankee outages during the rate plan period. In addition, the Stipulation allows for the five-year amortization of the actual sleeving expenses.





Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           January, 1996


     On December 4, 1995, when the sleeving project was substantially complete, Maine Yankee obtained a copy of a letter from an organization with a history of opposing nuclear power development to a State of Maine nuclear safety official based on documentation from an anonymous employee or former employee of Yankee Atomic Electric Company ("Yankee"), an affiliate of both the Company and Maine Yankee that has regularly performed nuclear engineering and related services for Maine Yankee and other nuclear plant operators. The letter contained allegations that Yankee knowingly performed inadequate analyses to support two license amendments to increase the rated thermal power at which the Maine Yankee Plant could operate. It was further alleged in the letter that Maine Yankee deliberately misrepresented the analyses to the Nuclear Regulatory Commission ("NRC") in seeking the license amendments. The allegedly inadequate analyses related to the operation of the Plant's emergency core cooling system ("ECCS") and the calculation of the Plant containment's peak postulated accident pressure, both under certain assumed accident conditions. The analyses were used in support of license amendments that authorized Plant power uprates from 2440 megawatts thermal, a level equal to approximately 90 percent of the maximum electrical capability of the Plant, to its current 100-percent rated level.

     In response to technical issues raised by the allegations, the NRC initiated a special technical review of the safety analyses performed by Yankee relating to Maine Yankee's license amendment applications for the power uprates. At the same time, Maine Yankee and Yankee initiated intensive internal investigations of the allegations and provided responsive information and documentation to the NRC.

     On December 18, 1995, a public meeting was held at the NRC to discuss the findings resulting from the NRC's technical review. At the meeting the NRC informed Maine Yankee that it had concerns regarding the adequacy of a proprietary computer code used in ECCS safety analyses supporting Maine Yankee's last two applications for license amendments that authorized power uprates to levels above 90 percent of its current maximum capacity. At the meeting the NRC also indicated that operation of the Plant at a level up to 90 percent could be acceptable if operation was based on methods previously found acceptable by the NRC staff and not on the computer code that is currently under review by the NRC, and further informed Maine Yankee of the terms and conditions under which Maine Yankee could resume power operation of the Plant. Subsequently, the NRC informed Maine Yankee that the allegations would be the subject of investigations by the NRC's Office of Investigations and the Office of the Inspector General.







Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           January, 1996


On January 3, 1996, the NRC issued a "Confirmatory Order Suspending Authority For And Limiting Power Operation And Containment Pressure (Effective Immediately) And Demand For Information" (the "Order") confirming the conclusions of the NRC from the public meeting and follow-up communications with Maine Yankee. The Order limited the power output of the Maine Yankee Plant to approximately 90 percent of its rated maximum until the NRC shall have reviewed and approved Plant-specific analyses meeting the NRC's criteria for operation of the ECCS under certain postulated accident conditions, in lieu of the analyses based on the questioned computer code. The Order further required that prior to operating the Plant at any level Maine Yankee should submit under oath specified information relating to operating the Plant at up to the 90-percent level and descriptions of measures taken to assure compliance with the limitations on operating level and containment pressure.

     With respect to subsequently returning the Plant to its 100-percent operating level, the Order required Maine Yankee to submit a Plant-specific analysis meeting the NRC's requirements for ECCS operation under specified conditions at Plant power levels up to 100 percent of its maximum rated capability. The Order also required an integrated containment analysis demonstrating that the maximum calculated containment pressure under certain postulated accident conditions does not exceed the design pressure of the Plant's containment. In addition, the Order required Maine Yankee to submit a schedule for providing the requested analyses and related information to the NRC. The Order is subject to the limited rights of any person "adversely affected" by the Order to request a hearing or to seek a stay of the effectiveness of the Order.

     On January 10, 1996, Maine Yankee filed with the NRC information specified in the Order that it believes supports operation of the Plant at up to 90 percent of the Plant's capability. In its submittal Maine Yankee also notified the NRC that it expected to proceed with initial operation of the Plant on January 11, 1996, and the Plant commenced operation on that day. Under ordinary circumstances, raising the operating level of the Plant incrementally to the 90-percent level could be accomplished in as short a period as approximately a week, but Maine Yankee believes that after the twelve-month shutdown the Plant has experienced the process could take longer. The Company estimates that its incremental replacement power costs at the 90-percent level of operation could range, depending on overall energy requirements and market conditions, from approximately $40,000 to $60,000 per month as a result of the reduced energy output of the Plant. With the previously mentioned rate plan commencing on January 1, 1996, and the elimination of the fuel clause, these costs will be charged to operations.





Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           January, 1996


     The restart of the Plant is currently in progress. The Company cannot predict when the Plant will attain a 90-percent operating level, nor can it predict when the Plant will be granted authority to return to the 100-percent operating level and, once the authority is received, when Maine Yankee will attain that operating level. The Company cannot also predict the results of the internal and external investigations of the allegations brought to Maine Yankee's attention on December 4, 1995, or whether any party will seek an NRC hearing or any appeal with respect to the Order. Maine Yankee has stated, however, that it intends to pursue its internal investigation diligently and cooperate with the governmental investigations, and that it believes that after it develops the information requested by the NRC for operation of the Plant at full capacity it will be able to operate the Plant at that level while meeting all applicable NRC safety requirements.

Item 6 through Item 8.   Not applicable.

                                   MAINE PUBLIC SERVICE COMPANY
                                           Registrant


January 23, 1996                   Larry E. LaPlante
                                   Larry E. LaPlante, Vice President
                                   Finance and Treasurer